Simclar, Inc. Announces Results for Second Quarter 2006; Company to Restate 2005 and First Quarter 2006 Results
Wednesday, October 11, 2006

Simclar, Inc. (NASDAQ:SIMC - News), a multi-plant electronics contract manufacturer, announced today that it expects to report revenue for the quarter ended June 30, 2006 of $30,520,000, net income of $790,000, and earnings per share (basic and diluted) of $0.12, compared to revenue of $21,820,000, net income of $510,000, and earnings per share (basic and diluted) of $0.08, for the quarter ending March 31, 2006, which will be restated as described below.

As previously reported, due to the discovery of accounting errors in the Company’s Simclar (Mexico), Inc. subsidiary during 2005, the Company concluded that it would be necessary to restate its financial statements for the year ended December 31, 2005. During the investigation of these errors, the Company determined that these errors, as well as similar errors during the first quarter of 2006, also will require a restatement of its financial statements for the quarter ending March 31, 2006. These accounting errors are described in greater detail in the Company’s report on Form 8-K filed today.

As previously announced, management’s effort to identify, quantify and correct the prior period errors delayed the filing of the Company’s report on Form 10-Q for the quarter ended June 30, 2006. However, the Company now expects to file this quarterly report, along with an amended annual report on Form 10-K for the year ended December 31, 2005, and an amended quarterly report on Form 10-Q for the three months ended March 31, 2006, by October 27, 2006.

The Company has completed a comprehensive investigation of the accounting errors in its 2005 and first quarter 2006 financial statements, and as a result of these errors, has determined to restate its financial results for these periods as follows:

Simclar, Inc.
Consolidated Statements of Income

Year ended December 31, 2005

	As Reported	Amount of Adjustment	As Restated
Sales	$61,210,000	$(200,000)	$61,010,000
Income Before Tax	$2,220,000	$(480,000)	$1,740,000
Net Income	$1,250,000	$(300,000)	$950,000
Earnings per Share	$0.19	$(0.04)	$0.15

Three months ended March 31, 2006 (unaudited)

	As Reported	Amount of Adjustment	As Restated
Sales	$21,950,000	$(130,000)	$21,820,000
Income Before Tax	$1,230,000	$(340,000)	$890,000
Net Income	$720,000	$(210,000)	$510,000
Earnings per Share	$0.11	$(0.03)	$0.08

The Company noted that its review of the Company’s accounting systems and processes leading to the adjustments described above disclosed that the accounting errors resulted from deficiencies in the reconciliation and review process caused by staff turnover and the lack of requisite accounting skills in certain members of the accounting staff. Management stated that it has determined that these errors resulted in a material weakness in the Company’s internal controls over financial reporting as of December 31, 2005 and March 31, 2006. This material weakness and the remedial actions the Company has taken will be described in greater detail in the second quarter Form 10-Q, the amended 2005 Form 10-K and the amended first quarter 2006 Form 10-Q, all of which the Company expects to file by October 27, 2006.

“We recognize the seriousness of this matter relative to internal controls and the integrity of our financial statements,” said Sam Russell, chairman and chief executive officer of the Company. “However, these errors do not impact our basic business operations and there is no evidence of fraudulent activity on the part of any employee.”

“We have re−examined our accounting practices and taken swift action to establish better controls,” said Marshall W. Griffin, Jr., chief financial officer of the Company. “The restatement only involves accounting errors relating to our Simclar (Mexico), Inc. subsidiary. We have reviewed our other business units and found no similar errors.”

Although management has completed its review of the financial results set forth in this release, they remain subject to adjustment pending final review by the Company’s independent accountants of the financial statements of the Company included in the amended annual and quarterly reports referenced above, all of which the Company expects to file by October 27, 2006.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, and markets for the Company's products and services are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's customer concentration, debt covenants, competition, and other risks detailed in the Company's most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Visit Simclar, Inc. at its website, http://www.simclar.com for more information about the Company.

Contact:
Simclar, Inc., Hialeah
Marshall Griffin (937) 220-9777